EXHIBIT 99.1
Double Eagle Petroleum Company

P. O. Box 766 · Casper, WY 82602 · 1-307-237-9330 · Fax: 1-307-266-1823
FOR IMMEDIATE RELEASE
Date: August 22, 2006
Double Eagle Petroleum Reports Project Update
Casper, Wyoming — Double Eagle Petroleum Co. (NASDAQ:“DBLE”) reported progress on its South Fillmore Prospect and its Cow Creek Unit Deep #2 well.
At the South Fillmore Prospect, the PH State 1-16 well has continued to flow back after our fracture stimulation. Rates as of August 21, 2006 were 900 mcf per day, 60 barrels of oil per day and 444 barrels of water per day on a 32/64 inch choke with casing pressure of 1,000 psi and flowing tubing pressure of 200 psi. Since the well began flowing back on August 16, the gas volumes have continued to climb and the water rates have declined. Double Eagle is preparing to drill an offset well, 160 acres to the east. Additional wells will be staked in the next thirty days. We believe that our completion technique has been successful and we intend to proceed to develop our 3,840 acres of our leases and 1,280 acres of farmout acreage in the area. Double Eagle has 100% working interest in the PH State 1-16. Our working interest in the first offset well will be 100% before payout and 60% after payout.
At Cow Creek Field, the Cow Creek Unit Deep#2 well has been drilled and logged to a depth of 9,922 feet. Zones in the Nugget, Sundance, Morrison, Dakota, Frontier, Niobrara and Baxter Shale appear prospective. We plan to set a liner to 9,922 feet and test these zones. Double Eagle has an 84% working interest in this well.
As soon as we have completed cementing the liner in the Cow Creek Unit Deep #2, which is anticipated to occur by the end of August, the drilling rig will move to our Christmas Meadows Prospect.
About Double Eagle
Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 90% of its production and reserves. The Company’s current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve the Christmas Meadows Prospect in northeastern Utah.
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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements.
Company Contact:
Steve Hollis, President
(307) 237-9330